UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 15, 2008
Discover Card Master Trust I
(Exact name of issuing entity as specified in charter)
Discover Bank
(Exact name of sponsor and depositor as specified in charter)

Delaware	000-23108	51-0020270

(State of Organization)	(Commission File Number)	(IRS Employer Identification No.)

c/o Discover Bank 12 Read’s Way New Castle, Delaware	19720

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (302) 323-7434
Former name or former address, if changed since last report: Not Applicable
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     On January 15, 2008, Discover Bank, pursuant to the Series Supplement for Series 2005-A, dated as of November 29, 2005, as amended, between Discover Bank as Master Servicer, Servicer and Seller and U.S. Bank National Association as Trustee (the “Series Supplement”) and the Certificate Purchase Agreement, dated as of November 29, 2005, as amended, among Discover Bank as Master Servicer, Servicer and Seller and U.S. Bank National Association as Trustee and the purchasers named therein, increased the class invested amount of the Class A Certificates of Series 2005-A (the “Class A Certificates”) from $1,000,000,000 to $2,000,000,000 (such increase, the “Increased Interest”), and such Increased Interest was sold at par value, with no applicable underwriting discounts or commissions. The Class A Certificates were sold to purchasers in reliance upon the exemption contained in Section 4(2) of the Securities Act of 1933, as amended. The Class A Certificates constitute a single class. The Increased Interest has a term of ten months and an expected maturity date of November 17, 2008. Interest to be paid on the Class A Certificates will be a floating rate which will generally be related to the pass-through costs of the purchaser’s commercial paper program, plus a margin, but may be based on LIBOR or the prime rate in limited circumstances. The series termination date will be May 17, 2011, unless extended in accordance with the Series Supplement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Discover Bank (as Depositor of Discover Card Master Trust I)
Date: January 15, 2008	By:	/s/ Michael F. Rickert
Michael F. Rickert
Vice President, Chief Financial Officer and Treasurer